UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 12, 2024

Oklo Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40583	86-2292473
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3190 Coronado Dr. Santa Clara, CA	95054
(Address of principal executive offices)	(Zip Code)

(650) 550-0127

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	OKLO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

Pursuant to the Agreement and Plan of Merger and Reorganization, dated July 11, 2023 (the “Merger Agreement”), by and among Oklo Inc. (the “Company”) (formerly known as AltC Acquisition Corp.), AltC Merger Sub, Inc. and Oklo Technologies, Inc. (formerly known as Oklo Inc., “Legacy Oklo”), Triggering Event I and Triggering Event II (each as defined in the Merger Agreement, and together, the “First and Second Earnout Triggers”) occurred as of market close on November 12, 2024 (the “Determination Date”), and the Company has agreed to issue an aggregate of approximately 12,500,000 shares (“Earn Out Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), less applicable withholding, to Eligible Holders (as defined in the Merger Agreement) within five business days of the Determination Date. The First and Second Earnout Triggers occurred by virtue of the closing price of the Common Stock equaling or exceeding each of the applicable thresholds set forth in the Merger Agreement for 20 trading days within a period of 60 consecutive trading days ending on the Determination Date. As a result of the satisfaction of the First and Second Earnout Triggers, the Eligible Holders will receive their pro rata portion of the Earn Out Shares.

Jacob DeWitte, Co-Founder, Chief Executive Officer and Director, and Caroline Cochran, Co-Founder, Chief Operating Officer and Director, previously entered into letter agreements with the Company pursuant to which they forfeited, for no consideration, any and all right, title or interest to receive 150,000 and 150,000 Earn Out Shares, respectively, as a result of the occurrence of Triggering Event I. The Company expects to issue an equivalent number of restricted stock units to certain employees of the Company pursuant to its 2024 Equity Incentive Plan, the terms and conditions of which have not yet been determined.

Pursuant to the Letter Agreement, dated July 11, 2023 (the “Sponsor Agreement”), by and among the Company, Legacy Oklo, AltC Sponsor LLC (the “Sponsor”) and the Insiders (as defined in the Sponsor Agreement), the Second Vesting Price and the Third Vesting Price (each as defined in the Sponsor Agreement, and together, the “Second and Third Sponsor Vesting Triggers”) were achieved on the Determination Date, by virtue of the closing price of the Common Stock equaling or exceeding each of the applicable thresholds set forth in the Sponsor Agreement for 20 trading days within a period of 60 consecutive trading days ending on the Determination Date. As a result of the satisfaction of the Second and Third Sponsor Vesting Triggers, 37.5% of the Vesting Founder Shares (as described in the Sponsor Agreement) vested on the Determination Date. Furthermore, pursuant to the Sponsor Agreement, the 12 Month Lock-Up Period and the 24 Month Lock-Up Period (each as defined in the Sponsor Agreement, and together, the “First and Second Sponsor Lock-Up Triggers”) were achieved on the Determination Date, by virtue of the closing price of the Common Stock equaling or exceeding each of the applicable thresholds set forth in the Sponsor Agreement for 20 trading days within a period of 60 consecutive trading days ending on the Determination Date. As a result of the satisfaction of the First and Second Sponsor Lock-Up Triggers, the lock-up restrictions on 70% of the Founder Shares (as defined in the Sponsor Agreement) and 70% of the Private Placement Shares (as defined in the Sponsor Agreement) expired on the Determination Date.

Additionally, pursuant to the Amended and Restated Registration Rights Agreement, dated May 9, 2024 (the “Registration Rights Agreement”), by and among the Company, the Sponsor and the Company Shareholders (as defined in the Registration Rights Agreement), the Insider Lock-up Period (as defined in the Registration Rights Agreement) expired with respect to 70% of the Lock-Up Shares (as defined in the Registration Rights Agreement) held by Insiders (as defined in the Registration Rights Agreement) on the Determination Date, by virtue of the closing price of the Common Stock equaling or exceeding each of the applicable thresholds set forth in the Registration Rights Agreement for 20 trading days within a period of 60 consecutive trading days ending on the Determination Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oklo Inc.

Date: November 12, 2024	By:	/s/ R. Craig Bealmear
	Name:	R. Craig Bealmear
	Title:	Chief Financial Officer